Exhibit 23.2

Feldman Financial Advisors, Inc.

8804 Mirador Place
McLean, VA 22102

(202) 467-6862

June 12, 2024

Boards of Directors

Monroe Federal Savings and Loan Association

Monroe Federal Bancorp, Inc.

24 East Main Street

Tipp City, Ohio 45371

Members of the Boards of Directors:

We hereby consent to the use of our firm’s name in the Registration Statement on Form S-1, and any amendments thereto, to be filed with the Securities and Exchange Commission by Monroe Federal Bancorp, Inc. We also hereby consent to the inclusion of, summary of, and references to our Conversion Valuation Appraisal and any Conversion Valuation Appraisal Updates and our statements concerning subscription rights and liquidation rights in such filings and amendments, including the prospectus of Monroe Federal Bancorp, Inc. We also consent to the reference to our firm under the heading “Experts” in the prospectus.

Sincerely,

Feldman Financial Advisors, Inc.